Exhibit 1.3

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

GORILLA TECHNOLOGY GROUP INC. (ROC # 110283) (the “Company”)

TAKE NOTICE that by unanimous written resolutions of the board of directors of the Company dated 22 April 2024, the following resolution was passed:

NOW, THEREFORE, be it:

RESOLVED: That the Increase of Authorized Shares of the Company’s authorized share capital is hereby authorized and approved as follows:

From: US$25,000 divided into 24,500,000 Ordinary Shares of a par value of US$0.001 each and 5,000,000 Preference Shares of a par value of US$0.0001 each;

To: US$75,000 divided into 73,500,000 Ordinary Shares of a par value of US$0.001 each and 15,000,000 Preference Shares of a par value of US$0.0001 each;

By: the creation of an additional 49,000,000 Ordinary Shares of a par value of US$0.001 each to rank pari passu with the existing Ordinary Shares of a par value of US$0.001 each with the rights attaching to such shares as set out in the Amended and Restated Memorandum and Articles of Association of the Company;

By: the creation of an additional 10,000,000 Preference Shares of a par value of US$0.0001 each to rank pari passu with the existing Preference Shares of a par value of US$0.0001 each with the rights attaching to such shares as set out in the Amended and Restated Memorandum and Articles of Association of the Company.

/s/ Maggie Ebanks
Maggie Ebanks
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 24th day of April 2024

Filed: 24-Apr-2024 14:45 EST
www.verify.gov.ky File#: 110283	Auth Code: A07445523926